Exhibit 99

             RF Monolithics Reports First Quarter Financial Results;
  Sixth Consecutive Quarter of Profitability and Continued Positive Cash Flow

    DALLAS--(BUSINESS WIRE)--Dec. 16, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the first quarter ended Nov. 30, 2004, of $12.2 million compared to sales of $11.1 million for the first quarter of the prior year. The Company reported net income of $407,000 or $0.05 per diluted share compared to net income of $401,000 or $0.05 per diluted share for the prior year's first quarter.
    President and CEO of RF Monolithics, Inc., David M. Kirk, commented, "We reported another quarter of growth with a 9.2% increase in sales over the same period last year primarily due to sales of newer products, particularly satellite radio filters. Our gross margin at 29.5% was nearly the same as the 29.7% margin in the prior year. Gross margin was impacted by slightly higher product costs this quarter than in our previous quarter as we deliberately lowered production rates to reduce inventory levels. Higher operating expenses reflected increased Research and Development spending on new product development and increased sales related expenses.
    "We remain focused on increasing sales for the second half of our fiscal year and will continue to invest in Research and Development and Sales and Marketing capabilities going forward as we expand our portfolio of products and technology offerings to our customers.
    "Our commitment to expansion was demonstrated by the addition of Joseph Andrulis to our executive staff as Vice President of Marketing, a position I had filled until Joe's appointment. Joe has a strong background in network applications that makes him the right choice to lead our participation in a number of markets, such as the emerging low-power wireless mesh networking markets. The announcement earlier this week of our alliance with StatSignal IPC for joint development of a module to meet mesh networking requirements is a concrete example of the direction we believe represents long-term, sustainable, growth for the Company."
    Mr. Kirk further commented, "Looking toward our second quarter performance, which is typically our weakest sales quarter due to the impact of both domestic and international holidays, we expect sales to be flat to up 5% over the prior year's $11.3 million in sales. The continued slow-down of automotive production and the after-holidays impact on our consumer products will slow our year-over-year growth in the second quarter. The strength of bookings for our value-added products this quarter suggests a good product sales mix which may be offset somewhat by lower production rates with a resulting gross profit margin in the 29% to 31% range. Our operating expenses are expected to increase slightly as we continue to fund our research and development efforts and add resources to our team.
    "We know the automotive slow-down is temporary and just inherent in that market. Our focus is on the potential for our second half of fiscal 2005 and beyond. We expect continued growth in satellite radio, tire pressure monitoring, and automated meter reading applications and other low-power wireless mesh networking applications. We are working with our customers, manufacturing alliances and the rest of the supply chain to prepare for potential second half growth."

    Quarter Highlights:

    -- Subsequent to quarter end, in a strategic move to increase our focus on our longer-term success, we appointed Joseph Andrulis to the position of Vice President of Marketing. Joe has a strong technical, marketing and managerial background and we expect he will use these strengths to position the Company for growth in emerging markets, including low-power wireless mesh networking.

    -- Jon Prokop was appointed to the position of Vice President Operations. Jon, previously Vice President of Manufacturing, will now direct manufacturing at, and logistics among, our manufacturing alliances in Taiwan, Japan and the Philippines, as well as direct our expansion into China.

    -- As a part of our Sarbanes-Oxley initiative and costs of implementation, our board of directors reviewed our requirement for independent public accountants. With consideration for balancing capability and cost, the Company selected McGladrey & Pullen, LLP as the independent public accounting firm for our Fiscal Year 2005. We are making good progress on our Section 404 implementation plan and expect to be able to meet all the requirements involved. We expect that cost of this implementation plan will increase general and administrative expenses approximately $300,000 this fiscal year.

    -- Subsequent to quarter end, we signed a joint technology agreement with StatSignal IPC, LLC, a private company based in Atlanta. Under this agreement, RFM's state-of-the-art radio technology will be combined with StatSignal IPC's proprietary mesh networking protocol to produce a new generation of low-power wireless mesh network modules.

    -- We continued to make progress on the development of the third generation of our Virtual Wire(TM) products, module products and new filter products aimed at growth markets.

    -- Operating cash flow for the quarter was approximately $600,000 and our cash balance increased $400,000 to $3.1 million.

    -- Accounts receivable increased approximately $800,000 in the quarter, reflecting somewhat longer payment terms for two major customers and sales trends within the quarter. Past due accounts remained insignificant.

    -- Inventory decreased approximately $300,000 in the quarter and is expected to also decrease in the second quarter as a result of our effort to reduce inventory. The lower production levels required to do this result in slightly higher per unit production costs.

    --  Product Mix for current and prior quarter sales were:


                                           Q1 FY05           Q4 FY04
                                           -------           -------
        --  Low-power Components        $4.2 Million      $4.6 Million
        --  Virtual Wire Products       $3.1 Million      $3.3 Million
        --  Filter Products             $3.6 Million      $3.6 Million
        --  Frequency Control Products  $1.2 Million      $1.0 Million
        --  Technology Development      $0.1 Million      $0.0 Million
               Total Product Sales     $12.2 Million     $12.5 Million


    -- Market Diversification for current and prior quarter sales were:


                                          Q1 FY05(a)     Q4 FY04(a)
                                          ----------     ----------
       --  Automotive                        26%            24%
       --  Consumer                          32%            29%
       --  Industrial                        25%            27%
       --  Telecom                            8%            10%
       --  Other                              9%(b)         10%(b)


    (a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.
    (b)Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.

    About RFM:

    Celebrating 25 years in business, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave and other technologies for the automotive, consumer, government, industrial, medical, and telecommunication markets worldwide. For more information on RF Monolithics, Inc., please see our Websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-

    RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

    Telephone Access-

    The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing
1-888-509-0082. This replay will be active from 7:00 p.m. EST December 16 through Jan. 17, 2005.


                         RF Monolithics, Inc.
                    Condensed Statements of Income
               (In Thousands, Except Per Share Amounts)

                                                 Three Months Ended
                                                    November 30,
                                                  2004        2003
                                               ------------ ----------
                                                     (Unaudited)
Sales                                              $12,163    $11,139
Cost of sales                                        8,573      7,833
                                               ------------ ----------
  Gross profit                                       3,590      3,306
                                               ------------ ----------
Research and development                             1,063        854
Sales and marketing                                  1,364      1,269
General and administrative                             734        713
                                               ------------ ----------
  Operating expenses                                 3,161      2,836
                                               ------------ ----------
  Income from operations                               429        470
Other income expense, net                                0        (64)
                                               ------------ ----------
  Income before income taxes                           429        406
Income tax expense                                      22          5
                                               ------------ ----------
  Net Income                                          $407       $401
                                               ============ ==========
Earnings per share:
  Basic                                              $0.05      $0.06
                                               ============ ==========
  Diluted                                            $0 05      $0.05
                                               ============ ==========
Weighted average common shares outstanding:
  Basic                                              7,809      7,278
                                               ============ ==========
  Diluted                                            8,264      7,752
                                               ============ ==========


                         RF Monolithics, Inc.
                       Condensed Balance Sheets
                            (In Thousands)

                                           November 30,    August 31,
                                               2004           2004
                                            (Unaudited)
                                          --------------- ------------
ASSETS
Cash and cash equivalents                         $3,102       $2,715
Accounts receivable -- net                         8,159        7,357
Inventory -- net                                   8,863        9,133

Other current assets                                 327          282
                                          --------------- ------------
  Total current assets                            20,451       19,487
Property and equipment -- net                      6,563        7,003
Other assets -- net                                  345          283
                                          --------------- ------------
  Total                                          $27,359      $26,773
                                          =============== ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                               $4,870       $4,682
Other liabilities                                    200          245

  Total liabilities                                5,070        4,927
Stockholders' equity                              22,289       21,846
                                          --------------- ------------
  Total                                          $27,359      $26,773
                                          =============== ============


    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972-233-2900
             or
             Carol Bivings, 972-448-3767